                                                                      Exhibit 4B


                               SUPPORT AGREEMENT
                                    BETWEEN
                       AMERICAN WATER WORKS COMPANY, INC.
                                      AND
                          AMERICAN WATER CAPITAL CORP.


          This Agreement is made the 22nd day of June 2000, by and between AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation ("Parent") and AMERICAN WATER CAPITAL CORP., a Delaware corporation ("Subsidiary").

                                   BACKGROUND

          Parent is the owner of 100% of the outstanding common stock of
Subsidiary:

          From time to time Subsidiary intends to borrow from, and issue debt securities or other obligations to, and incur other obligations and liabilities to, parties other than Parent ("Debt"), so that Subsidiary will be in a position to provide financing for Parent and some or all of Parent's directly and indirectly owned, water utility subsidiaries;

          Parent and Subsidiary desire to take certain actions to enhance and maintain the financial condition of Subsidiary as set forth below in order to enable the Subsidiary to issue the Debt on more advantageous and reasonable terms; and

          Third party creditors will rely upon this Agreement in making loans or extending credit to Subsidiary;

                                   AGREEMENT

          THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.   Definitions. As used in this Agreement, the following capitalized
               -----------
               terms have the respective meanings set forth below.

               (a) "Debt", means (a) all indebtedness for borrowed money; (b) all obligations evidenced by notes, bonds, debentures or other similar instruments; (c) all obligations as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (d) all obligations contingent or otherwise under letter of credit or similar facilities;
                      (e) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit inter est of any warrants, rights or options to acquire such capital stock; (f) all obligations in respect of hedge agreements (including, without limitation, interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar currency agreements); (g) any other obligations or liabilities involving financial or monetary payment; and
                      (h) guarantees of any of the foregoing.

               (b) "Lender", means any person, firm, corporation or other entity to which Subsidiary is indebted for money borrowed or to which Subsidiary otherwise owes any Debt or that is acting as trustee or authorized representative on behalf of such person, firm, corporation or other entity.

          2.   Stock Ownership. Parent owns and, during the term of this
               ---------------
               Agreement shall continue to own, all of the voting stock of Subsidiary, free and clear of any lien, security interest or other charge or encumbrance.

          3.   Net Worth. Parent agrees that it will cause Subsidiary to have at
               ---------
               all times a positive tangible net worth (total assets less liabilities less intangible assets), as determined in accordance with generally accepted accounting principles.

          4.   Liquidity Provision. If, during the term of this Agreement,
               -------------------
               Subsidiary is unable to make timely payment of interest, principal or premium, if any, on any Debt issued by it, Parent promptly shall provide to Subsidiary, at its request or at the request of any Lender, such funds (in the form of cash or liquid assets) as equity or if Parent and Subsidiary shall agree as a loan. If such funds are advanced to Subsidiary as a loan, that loan will be on such terms and conditions, including maturity and rate of interest, as Parent and Subsidiary will agree. Notwithstanding the foregoing, any such loan will be subordinated in all respects to any and all Debt of Subsidiary, whether or not such Debt is outstanding at the time of such loan.

          5.   Waivers; Subrogation. Parent hereby waives any failure or delay
               --------------------
               on the part of Subsidiary in asserting or enforcing any of its rights or in making any claims or demands hereunder. Subsidiary or any Lender may at any time, without Parent's consent, without notice to Parent and without affecting or impairing Subsidiary's or such Lender's rights or Parent's obligations hereunder, do any of the following with respect to any Debt: (a) make changes, modifications, amendments or alterations, by operation of law or otherwise, (b) grant renewals and extensions of time, for payment or otherwise, (c) accept new or additional documents, instruments or agreements relating to or in substitution of said Debt, or
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               (d) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment. To the extent any rights of subrogation exist, the Parent shall not be entitled to be subrogated to any rights of any Lender against the Subsidiary for the payment of the Debt until all Debt is indefeasibly paid in full.

          6.   Termination; Amendment. This Agreement may be terminated by
               ----------------------
               written agreement signed by both parties or, at any time no Debt is outstanding or committed to, by Parent upon three days' prior written notice to Subsidiary. This Agreement may be amended at any time by written amendment signed by both parties. However, no amendment to the Agreement that adversely affects the rights of any Lender and no termination of this Agreement shall be effective until such time as all Debt shall have been irrevocably paid in full and all commitments for Debt have been terminated, unless the Lenders holding a majority of the aggregate principal amount of Debt outstanding and (to the extent not outstanding) committed to consent in writing thereto. Notwithstanding the foregoing,

               (a) any amendment to this Agreement for the purpose of (i) increasing the minimum tangible net worth as provided in paragraph 3 of this Agreement; (ii) establishing or increasing a minimum interest coverage ratio;
(iii) establishing or reducing a maximum amount of debt leverage; (iv) increasing the aggregate principal amount of debt outstanding whose holders are required to consent to the termination or amendment of this agreement; or, (v) any combination of (i), (ii), (iii) and (iv) above, shall be effective without the consent of any Lender or the holder of any Debt, and

               (b) nothing in this Section 6 shall derogate from, or override, any provision in an instrument, indenture, agreement or other document pursuant to which Debt is or will be issued that requires the written consent of the holders of a specified amount or percentage of such Debt to consent to an amendment or termination of this Agreement.

          7.   Rights of Lenders. Any Lender to Subsidiary shall have the right
               -----------------
               to demand that Subsidiary enforce Subsidiary's rights under paragraphs 2, 3 4 and 5 of this Agreement, and, if Subsidiary fails or refuses to take timely action to enforce its rights under paragraphs 2, 3, 4 and 5 of this Agreement or if Subsidiary defaults in the timely payment of interest, principal or premium, if any, on any Debt owed to Lender when due, that Lender may proceed directly against Parent to enforce Subsidiary's rights under paragraphs 2, 3, 4 and 5 of this Agreement or to obtain payment of such defaulted interest, principal or premium, if any, owed to such Lender.

          8.   Notices. Any notice, instruction, request, consent, demand or
               -------
               other communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by United States first
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               class mail, telex, facsimile transmission or hand delivery, addressed as follows:

If to Parent:                                   If to Subsidiary:

    American Water Works Company, Inc.              American Water Capital Corp.
     1025 Laurel Oak Road                           1025 Laurel Oak Road
     P.O. Box 1770                                  P.O. Box 1770
     Voorhees, NJ  08043                            Voorhees, NJ  08043
     ATTN:  Treasurer                               ATTN:  Treasurer

          9.   Successors. This Agreement will be binding upon the parties
               ----------
               hereto and their respective successors and assigns and is also intended for the benefit of the holders from time to time of the Debt and, notwithstanding that such holders are not parties hereto, each such holder shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein. This Agreement is not intended for the benefit of any person other than holders of Debt, and will not confer or be deemed to confer upon any other such person any benefits, rights or remedies hereunder.

          10.  Governing Law. The laws of the State of New York shall govern
               -------------
               this Agreement.

          11.  Remedies. The parties to this Agreement acknowledge and agree
               --------
               that breach of any of the covenants of Parent set forth herein may not be compensable by payment of money damages and, therefore, that the covenants of Parent set forth herein may be enforced in equity by a decree requiring specific performance. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies Subsidiary may have under this Agreement.

          IN WITNESS WHEREOF, the parties hereto have set their hands and affixed their corporate seals as of the last day and year above written.

[SEAL]                            AMERICAN WATER WORKS COMPANY,
                                  INC.

Attest: /s/                       By: /s/
        -----------------------       ------------------------------------------
        W. Timothy Pohl, Esq.         Ellen C. Wolf
        Secretary                     Vice President and Chief Financial Officer


[SEAL]                            AMERICAN WATER CAPITAL CORP.

Attest: /s/                       By: /s/
        -----------------------       ------------------------------------------
        W. Timothy Pohl, Esq.         Joseph F. Hartnett, Jr.
        Secretary                     Vice President and Treasurer

                              FIRST AMENDMENT TO
                               SUPPORT AGREEMENT
                                    BETWEEN
                      AMERICAN WATER WORKS COMPANY, INC.
                                      AND
                         AMERICAN WATER CAPITAL CORP.


          This agreement, made as of the 26/th/ day of July, 2000, is an amendment to that certain Support Agreement made the 22/nd/ day of June 2000 (The "Support Agreement"), by and between AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation ("parent") and AMERICAN WATER CAPITAL CORP., a Delaware corporation ("Subsidiary").

                                   BACKGROUND

          On June 22, 2000 Parent and Subsidiary entered into a Support Agreement to maintain the financial condition of Subsidiary in order to enhance the Subsidiary's ability to issue "Debt" (as that term is defined in therein).

          The Support Agreement provides that it cannot be terminated while the Subsidiary's Debt securities are outstanding, or amended in a manner that adversely affects the rights of any Lender (as that term is defined therein), unless the Lenders holding a majority of the aggregate principal amount of Debt outstanding and, (to the extent not outstanding) committed to, consent in writing thereto.

          The Support Agreement also provides that, without the consent of any Lender, the Parent and Subsidiary may amend the Support Agreement to increase the aggregate principal amount of debt outstanding whose holders are required to consent to such a termination or amendment.

          The Parent and Subsidiary have determined that it is in their best interests to amend the Support Agreement to require that that it may not be terminated while Debt is outstanding, nor amended in a manner that adversely affects the rights of any Lender, unless the Lenders holding all of the aggregate principal amount of Debt outstanding and, (to the extent not outstanding) committed to, consent in writing thereto.

                                   AGREEMENT

          THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.
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          The third sentence of Section 6 of the Support Agreement, which formerly read:

               However, no amendment to the Agreement that adversely affects the rights of any Lender and no termination of this Agreement shall be effective until such time as all Debt shall have been irrevocably paid in full and all commitments for Debt have been terminated, unless the Lenders holding a majority of the aggregate principal amount of Debt outstanding and (to the extent not outstanding) committed to consent in writing thereto.

          is amended to read:

               However, no amendment to the Agreement that adversely affects the rights of any Lender and no termination of this Agreement shall be effective until such time as all Debt shall have been irrevocably paid in full and all commitments for Debt have been terminated, unless the Lenders holding all of the aggregate principal amount of Debt outstanding and (to the extent not outstanding) committed to consent in writing thereto.

          In all other respects the Support Agreement is unchanged.

          IN WITNESS WHEREOF, the parties hereto have set their hands and affixed their corporate seals as of the last day and year above written.

[SEAL]                          AMERICAN WATER WORKS COMPANY, INC.


Attest: /s/ W.Timothy Pohl      By:   /s/ Ellen C. Wolf
-----------------------------      ------------------------------------------
            Secretary           Vice President and Chief Financial Officer


[SEAL]                          AMERICAN WATER CAPITAL CORP.


Attest: /s/ W. Timothy Pohl     By:   /s/ Joseph F. Hartnett, Jr.
-----------------------------      ------------------------------------------
            Secretary           Vice President and Chief Financial Officer

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